                                                                    EXHIBIT 3(d)

     Article VI of the Bylaws of the Corporation shall be amended as follows:

ARTICLE VI. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS

     Section 1. Scope of Indemnification. (a) The corporation shall, to the broadest and maximum extent permitted by law, indemnify each person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding. In addition, the corporation shall, to the broadest and maximum extent permitted by law, promptly demand pay to such person any and all expenses (including attorneys' fees) incurred in defending or settling any such proceeding in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined by a final judgment or other final adjudication that such person is not entitled to be indemnified by the corporation as authorized in this
Section 1.

     (b) If a claim under paragraph (a) of this Section 1 is not paid in full by the corporation within 45 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim, including attorneys' fees. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the California Corporations Code for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense by clear and convincing evidence shall be on the corporation.

     (c) The Board of Directors may in its discretion provide by resolution for such indemnification of, or advance of expenses to, other employees or agents of the corporation, and likewise may refuse to provide for such indemnification or advance of expenses except to the extent such indemnification is mandatory under the California General Corporation Law.

     Section 2. Non-exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VI shall be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation's articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

     Section 3. Terms and Heirs. The rights to indemnification and advancement of expenses conferred in this Article VI shall continue as to any person who has ceased to be a director or officer with respect to any acts or omissions that occurred during the time such person was a director or officer and shall inure to the benefit of the heirs, executors and administrators of each such person.

     Section 4. Severability. If any provision of this Article VI shall be found, in any proceeding or appeal therefrom or in any other circumstances or as to any person entitled to indemnification hereunder to be unenforceable, ineffective or invalid for any reason, the enforceability, effect and validity of the remaining part or parts in other circumstances shall not be affected, except as otherwise required by applicable law.

     Section 5. Amendments. The provisions of this Article VI shall be deemed to constitute an agreement between the corporation and each of the persons entitled to indemnification hereunder, for as long as such provisions remain in effect. Any amendment to the provisions of this Article VI which limits or otherwise adversely affects the scope of indemnification or rights of any such persons hereunder shall, as to such persons, apply only to claims or causes of action based on actions or events occurring after such amendment and delivery of notice of such amendment is given to the person or persons so affected. Until notice of such amendment is given to the person or persons whose rights hereunder are affected, such amendment shall have no effect on such rights of such persons hereunder. Any person entitled to indemnification under the provisions of this Article VI shall as to any act or omission occurring prior to the date of receipt of such notice, be entitled to indemnification to the same extent as had such provisions continued as Bylaws of the corporation without such amendment.